Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SILICON GRAPHICS REAFFIRMS FOURTH QUARTER FISCAL 2008 GUIDANCE

Continues to Attract Talent To Strengthen Leadership Team; Further Refines Cost Structure

SUNNYVALE, Calif. (July 21, 2008) — Silicon Graphics, Inc. (NASDAQ: SGIC) today reaffirmed and updated guidance for the quarter ending on June 27, 2008. For the fiscal fourth quarter of 2008, SGI expects that bookings will be in the upper range of its initial $80 to $100 million estimate; proforma revenue in the lower half of its initial $115 to $135 million estimate and a cash balance of approximately $40 million, roughly the same as the prior quarter, with no amount drawn on the $20 million revolving line of credit. The updated bookings guidance represents an approximate 25 percent year-over-year growth in bookings, one of SGI’s primary objectives in fiscal year 2008. The above estimates would result in backlog growth of over twice the amount of backlog as of the end of fiscal year 2007, an approximate 120 percent growth. It is not unusual for proforma revenue results to fluctuate as we finalize our audit of proforma revenue and, to the extent these revenues change, there will be a corresponding change in backlog. SGI plans to provide bookings and proforma revenue guidance for the fiscal first quarter 2009 during the August 28th earnings call.	1140 E. Arques Ave. Sunnyvale, CA 94085 Telephone 650.960.1980 sgi.com SGI PR HOTLINE 650.933.7777 SGI PR FACSIMILE 650.933.0714

“SGI’s original guidance for the fiscal fourth quarter of 2008 remains intact, as does our strategy to execute on our operating plan to achieve a lower operating break-even point,” said SGI CEO Robert “Bo” Ewald.

Customer-Focused Business Model

SGI continues to attract outside talent. Barbara Stinnett will lead its global services and customer support business. A seasoned executive, she was most recently executive vice president and chief customer officer at i2 Technologies. Ms. Stinnett’s distinguished career has included senior executive roles at Sybase and HP where she led worldwide field operations which included marketing, sales and services. She is recognized for her customer-centric approach.

SGI Reaffirms Fourth Quarter Fiscal 2008 Guidance/2

SGI also strengthened its focus on storage software, visualization, and sales and marketing. The storage and software organization are combined under the leadership of Irene Qualters as senior vice president of software and storage. With the early success of SGI visualization software, Bob Pette will serve as vice president of visualization products to help realize SGI’s potential in this growing area. Doug Britt, senior vice president of global sales and marketing will lead a new integrated worldwide sales, marketing, and strategy organization with Shahin Khan serving as vice president of marketing, strategy and corporate development.

SGI made these announcements as it continued to achieve successes in a range of categories, in the fiscal fourth quarter 2008 as compared to prior quarters, including:

•	increased traction in key verticals, such as digital media, automotive/aerospace, energy, and government/defense, among both new and existing customers

•	strong showings on the latest Top500 and Green500 lists, with SGI supplying the world’s most powerful supercomputer ever to be installed at an industrial customer site

Having completed the first phase of its new growth strategy, SGI is now focused on building on its reputation as a highly trusted technology partner and refining its cost structure as a step toward sustained growth and profitability.

Ewald explained, “As our exceptional leadership team works to realign our organization around our key priorities, we see a loyal and growing customer base that continues to invest in SGI solutions, a solutions-oriented sales and marketing organization and innovative product lines that put customers first. We will continue to move the company forward with those strengths firmly in place.”

SGI delivered the initial guidance referred to above on a conference call held on May 6, 2008. Investors can access the archived Webcast and audio replay of that call at www.sgi.com/company_info/investors/.

SGI will provide additional details regarding results from the fourth quarter of fiscal year 2008 in an earnings release and a call scheduled for Thursday, August 28, 2008 at 2:00 p.m. PST

To view the latest and historical annual reports, quarterly financial statements, products and solutions offerings, and recent news releases visit the SGI web site www.sgi.com.

SGI - Innovation for Results™

SGI (NASDAQ: SGIC) is a leader in high-performance computing. SGI delivers a complete range of high-performance server, visualization and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI helps customers solve significant challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate change, providing technologies for homeland security and defense, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Sunnyvale, Calif., and can be found on the Web at sgi.com.

—end—

© 2008 SGI. All rights reserved. SGI, the SGI cube and the SGI logo are registered trademarks of SGI in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

SGI Reaffirms Fourth Quarter Fiscal 2008 Guidance/3

Forward-Looking Statement: This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to estimates of financial results and the seasonality of our business. In some cases, one can identify forward-looking statements by terms such as “expects,” “estimates,” will,” as well as similar expressions. Forward-looking statements reflect the Company’s current views with respect to future events are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date these forward-looking statements are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events, changed assumptions, or otherwise.